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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES

SECOND-QUARTER EARNINGS

Madison Heights, MI. July 18, 2006 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, announced net income for the second quarter of 2006 was $938,000, or $.31 per average outstanding share, compared to $1,282,000, or $.42 per average outstanding share in the second quarter of 2005. Second quarter earnings for 2006 represent an increase of $203,000, more than 27%, over first quarter earnings in 2006. Earnings to date for the year 2006 totaled $1,673,000 or $.55 per average outstanding share, compared to $2,169,000 or $.72 per average outstanding share in 2005.

     Total assets as of June 30, 2006 were $500,795,000 compared to $485,819,000 on June 30, 2005. The lending portfolio totaled $380,838,000 as of June 30, 2006 compared to $347,152,000 at June 30, 2005, representing a 9.7% increase in total loans. Deposits totaled $447,007,000 on June 30, 2006 compared to $423,613,000 at the same time 2005, representing a 5.5% increase in total deposits.

     Robert L. Cole, President and Chief Executive Officer, commenting on second-quarter earnings in 2006 when compared to the same period in 2005, stated "We realized a 12.5% increase in operational and staffing expenses mainly associated with the cost of opening two new full-service banking centers by Peoples State Bank last year, development costs for a new banking center to be constructed in Troy during 2006, and costs related to the acquisition of Nations One Mortgage by Universal Mortgage Corporation. Moreover, we have seen a $339,000 decrease in loan related fee income during the first half of 2006, mainly caused by the uncertain direction of the local economy. All of these factors contributed to downward pressure on earnings, which were offset in part by a 4% increase in net interest income during the same period."


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     PSB Group, Inc. is a registered holding company. Its primary subsidiary,
Peoples State Bank, currently serves the southeastern Michigan area with 12 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren; in addition to a commercial loan production office in Mt. Clemens. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area from offices in Ann Arbor, Clinton Township, Fenton, Howell, Macomb Township, Troy and Warren.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900


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